Exhibit (j)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 17 to Registration Statement No. 811-4993 of Nicholas Limited Edition, Inc., on Form N-1A of our report dated January 30, 2004 appearing in the Annual Report of Nicholas Limited Edition, Inc. for the year ended December 31, 2003, and the reference to us under the caption "Independent Auditors" in the Statement of Additional Information which is part of this Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Auditors" in the Prospectus, which is also part of such Registration Statement.

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
April 28, 2004